EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HNI Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-31366, No. 333-91682, No. 333-142742, No. 333-159935, and No. 333-217793) on Form S-8 and (No. 333-159127) on Form S-3 of HNI Corporation and subsidiaries of our report dated March 2, 2021, with respect to the consolidated balance sheets of HNI Corporation and subsidiaries as of January 2, 2021 and December 28, 2019, the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended January 2, 2021, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of January 2, 2021, which report appears in the January 2, 2021 annual report on Form 10-K of HNI Corporation.
The Company acquired Design Public Group during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 2, 2021, Design Public Group’s internal control over financial reporting associated with total assets of approximately 4% and total revenues of $0 included in the consolidated financial statements of the Company as of and for the year ended January 2, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Design Public Group.
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for Leases in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, "Leases".
/s/ KPMG LLP
Chicago, Illinois
March 2, 2021